Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

AMERIGUARD SECURITY SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Common Stock, par value $0.001 per share	Common	CFR 229	3,585,946	$.011136	$39,933.09	0.000110200	$4.40

Total Offering Amounts

Net Fee Due							$4.40